Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Genentech’s Phase II Clinical Trial Results of GDC- 0449 in Combination with Avastin® and Chemotherapy in First-Line Metastatic Colorectal Cancer

CAMBRIDGE, Mass. June 16, 2010 (BUSINESS WIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced topline results from a Phase II clinical trial conducted by Roche and Genentech, Curis’ collaborator and a wholly owned member of the Roche Group, of GDC-0449, a first-in-class Hedgehog pathway inhibitor. GDC-0449 was tested in combination with Avastin® (bevacizumab) and FOLFOX or FOLFIRI chemotherapy in first-line metastatic colorectal cancer patients. Roche has informed Curis that the trial did not meet its primary endpoint of extending the time from randomization to disease progression or death in study patients who received GDC-0449 in addition to the current standard of care of bevacizumab and chemotherapy when compared to those patients that received only the current standard of care treatment. GDC-0449 is being developed by Roche and Genentech under a collaboration agreement between Curis and Genentech. It is expected that data from the Phase II study will be submitted for presentation at a future medical meeting.

“Despite these disappointing results in metastatic colorectal cancer, we remain encouraged that Genentech and Roche’s clinical development of GDC-0449 in other cancers continues to make good progress,” said Dan Passeri, Curis’ President and Chief Executive Officer. “We continue to believe that GDC-0449 may offer potential benefit in other cancer indications because the Hedgehog pathway is thought to act via different mechanisms of action in other tumor types. For example, proof of concept has already been shown in advanced basal cell carcinoma, the subject of a pivotal Phase II clinical trial of GDC-0449 being conducted by Roche and Genentech. Further, Roche has indicated that it expects to initiate a Phase II clinical trial in operable basal cell carcinoma patients during the second half of 2010 and we believe that this may ultimately greatly expand the commercial opportunity of GDC-0449 in basal cell carcinoma. Basal cell carcinoma is almost always the result of a specific mutation in a component of the Hedgehog pathway, an entirely different mechanism than that of metastatic colon cancer.”

Genentech and Roche are also conducting a randomized double-blind placebo-controlled Phase II trial in advanced ovarian cancer in a maintenance setting, which is evaluating the ability of GDC-0449 to slow the time to recurrence of cancer in patients whose disease is in complete remission, by impeding the residual cancer cells’ ability to grow. Roche has indicated that results from this study are expected during the second half of 2010.

Mr. Passeri added, “We also were encouraged by interim safety data from this colorectal cancer study that were presented at this year’s ASCO meeting. The data demonstrated a safety profile that was reasonably consistent with that of the first-line metastatic colorectal cancer standard of care treatment of bevacizumab and FOLFOX or FOLFIRI chemotherapy. We believe that this safety profile may provide opportunities for either Genentech or the NCI to test GDC-0449 in combination with chemotherapy and other anticancer agents in other tumor types.”

Genentech initiated the Phase II colorectal cancer study in May 2008 and completed enrollment in the second quarter of 2009. GDC-0449 was evaluated in this study in 199 patients with metastatic colorectal cancer in combination with the current standard of care in a randomized, placebo-controlled, double-blind Phase II trial. Of the 199 patients enrolled and randomized in this study, 195 received either a FOLFOX chemotherapy or FOLFIRI chemotherapy regimen in combination with bevacizumab every 14 days and were randomized to receive either a 150 mg daily dose of GDC-0449 or a placebo. A total of 123 patients received the FOLFOX chemotherapy regimen plus bevacizumab, with 62 of these patients receiving placebo and 61 receiving GDC-0449. The other 72 patients received the FOLFIRI chemotherapy regimen plus bevacizumab, with 35 of these patients receiving placebo and 37 receiving GDC-0449. Four patients did not receive study drug after randomization. The primary objective of the trial was to measure the period of progression-free survival from randomization to disease progression or death. Secondary outcome measures include the measurement of Hedgehog protein expression in archival tissue and tracking of adverse events.

In addition to this Phase II colorectal study evaluating GDC-0449, Genentech and Roche have completed enrollment in a pivotal Phase II trial in advanced basal cell carcinoma (BCC). Results from an earlier Phase I clinical trial demonstrated a 55% response rate in 33 advanced BCC patients. GDC-0449 was well tolerated in this Phase I study, with the most frequent adverse events including muscle spasms, altered taste, weight loss and hyponatremia. Roche has indicated that it expects data from the pivotal Phase II study in 2011 and, pending successful results, that it could also submit regulatory approval submissions in 2011.

About the Hedgehog Pathway

The Hedgehog pathway is normally active during embryonic development and plays a central role in cell differentiation and proliferation. Inappropriate activation or dysregulation of the Hedgehog pathway is believed to play a critical role in the proliferation and survival of certain cancer cells, including in basal cell carcinoma and medulloblastoma, as well as in colorectal, ovarian, pancreatic, small cell lung and breast cancers, among others. The Hedgehog pathway is also thought to be a potential regulator of cancer stem cells, which are discrete tumor cell populations that display self-renewal and tumorigenic properties.

About the Curis-Genentech Collaboration

Under the ongoing collaboration agreement between Genentech, a wholly owned member of the Roche Group, and Curis, GDC-0449 was discovered by Genentech and was jointly validated through a series of preclinical studies. Through this collaboration, Genentech and Roche are responsible for the clinical development, and Genentech (U.S.), Roche (Ex-U.S. excluding Japan) and Chugai Pharmaceuticals (Japan) are responsible for commercialization, of GDC-0449. Curis is eligible to receive cash payments upon the successful achievement of specified clinical development and regulatory approval milestones, as well as royalties upon commercialization of GDC-0449 by Genentech and its sublicensees, which include Roche and Chugai.

In addition to this colorectal cancer study, GDC-0449 is currently being developed in two additional Phase II clinical trials by Genentech and Roche, including a pivotal trial in advanced basal cell carcinoma and a Phase II trial in advanced ovarian cancer. Roche has also indicated that it expects to initiate a Phase II clinical trial in operable basal cell carcinoma patients during the second half of 2010. Through a collaborative research and development agreement (CRADA) with the National Cancer Institute (NCI), the molecule is also being tested in several additional NCI-sponsored trials. Details for all GDC-0449 clinical trials are available at ClinicalTrials.gov.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected benefits of GDC-0449 for treating various cancer conditions and Genentech’s estimates regarding the advancement of its development programs under the collaboration. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

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Genentech and Roche may experience adverse results, delays and/or failures in their development program under collaboration with Curis. For example, Genentech may not be able to replicate in later trials any favorable safety and efficacy data from earlier trials of GDC-0449, or may otherwise fail to meet applicable regulatory standards for approval of GDC-0449.

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Curis’ collaborator Debiopharm may experience adverse results, delays and/or failures in its development program under collaboration with Curis. For example, Debiopharm may not be able to successfully advance Debio 0932 through its ongoing Phase I clinical trial as planned.

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Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its Phase I clinical trial of CUDC-101, and with respect to its ongoing preclinical studies of its other targeted cancer programs.

•	Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.

•	Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.

•	Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.

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Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis’ estimated operating expenses for 2010 and beyond.

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Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech/Roche and Debiopharm, and the risk that any such collaborators will not perform adequately or may terminate such collaborations on short notice and/or for circumstances outside of our control.

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Curis also faces other risk factors identified in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.